October 12, 2023

Simon Meester

Dear Simon,

We are pleased to confirm our offer to you for the position of Chief Executive Officer (“CEO”) for Terex Corporation (“Terex” or the “Company”). The CEO is a very visible position in our Company with duties customarily associated with that position and such other duties consistent therewith as may be determined by the Board, including overall responsibility for the Company's corporate policy making, organization and operation, and accomplishment of its plans and objectives. The CEO position is the senior-most executive position at our Company, reporting directly to the Board of Directors. In addition, it is intended that you will become a member of Terex Corporation Board of Directors.

The following represents the terms of our offer of employment to you:

1.Your employment as CEO for Terex is expected to start on January 1, 2024 or on such other date as is mutually agreed by you and the Company.

2.You will be compensated at the rate of $35,576.92 per bi-weekly pay period which annualizes to $925,000.   Your Base Salary will be reviewed annually and adjusted as determined by the Board.

3.You will be eligible to participate in the Terex Management Incentive Bonus Plan effective January 1, 2024 with a target set at 110% of your base salary. The eligibility for and elements of the Plan are adjusted each year by the Company and typically include formulas based on both Terex financial performance as well as individual performance. You can earn more or less than your target amount based on Terex’s financial performance and your individual performance and achievement of goals. Each year, you will be issued a copy of the Plan for that year setting forth the details, including conditions for payout, for that year. The details will be presented to you early in 2024.

4.Subject to compliance with all applicable laws, and conditioned on the formal ratification of the Compensation and Human Capital Committee of the Board of Directors, you will receive a 2024 long term incentive award under the Terex Corporation Amended and Restated 2018 Omnibus Incentive Plan in the amount of $4,700,000, which will be both time and performance based. The vesting and form of this award will be consistent with the vesting and form of similar 2024 long term incentive awards granted to other similarly situated Terex executives. Eligibility to participate does not guarantee any future awards. Future eligibility, frequency, type, or amount of awards will be linked to company financial performance and individual performance and vary over time.

5.You will remain eligible to participate in either the Terex Deferred Compensation Plan (“DCP”) or the ERISA Excess Plan (“EEP”) offered to senior level executives. Both the DCP and EEP Plan provide alternatives for use in deferring income taxes. There is a 25% matching contribution on eligible deferrals to the Terex Stock Fund in the DCP. There is a matching contribution of up to 5% for eligible deferrals to the EEP.

Terex Corporation 45 Glover Avenue Norwalk, CT 06850 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com

6.You will remain eligible to participate in the Terex Corporation Defined Contribution Supplemental Executive Retirement Plan. This plan provides for an annual contribution of 10% of your annual salary and bonus earned to be deposited to the Bond Fund of the DCP. Additional details of this plan will be provided to you separately.

7.The Company will provide you with change in control and severance protection upon commencement of your new role, which will be for twenty-four (24) months of salary, bonus, and benefits, in accordance with the Company’s standard Change in Control and Severance Agreement (the “Severance Agreement” and such severance as defined therein, “Severance”).

8.You will receive up to $25,000 of relocation assistance in connection with your setting up a second residence in Connecticut, close to the Company’s headquarters. Should you resign or be released for cause, as determined by the Company in its sole discretion, within one (1) year of your employment as CEO of the Company, you would be required to repay the Company a prorated amount of the total relocation expenses based on the number of full months of employment after relocation (e.g. if after your start as CEO you worked for 9 months and then resigned, you would be required to repay twenty-five percent of your relocation expenses). This relocation assistance is offered for a time period up to twelve (12) months after January 1, 2024. Relocation expenses will be grossed-up at the employee’s tax rate.

9.You will be eligible to accrue Paid Time Off at the rate of 184 hours annually. All other provisions of the Paid Time Off policy will apply.

10.You will continue to participate in Terex Corporation’s comprehensive benefits program including medical, dental, vision, life insurance, and disability benefits, a 401 (k) plan with a Company match, and an employee stock purchase plan with a Company match.

Confidentiality
(a)    You agree that you will not at any time, either during your employment with Terex or thereafter, divulge to any person, firm or corporation outside of Terex Corporation, any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures of Terex Corporation, or any of its affiliated companies, parent or subsidiaries. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by yourself of this paragraph.

(b)    You agree that you will not at any time during the period of your employment hereunder engage in any business or own or control any interest in, or act as a director, officer, team member, agent or consultant of, any firm, corporation, partnership or other entity, directly or indirectly engaged in the business being conducted by Terex Corporation, or its affiliated companies, parent or subsidiaries, or which manufactures or sells products which are in direct competition with the products sold by Terex Corporation, or its affiliated companies, parent or subsidiaries.

(c)     You agree that you have not disclosed any trade secrets or confidential information of your prior employer(s) to the Company during the course of these negotiations and that you have not been asked to do so by the Company. You further agree that you will not disclose any trade secrets or confidential information of your prior employer(s) to the Company at any time during your employment with the Company. By way of illustration but not limitation, “confidential information” means non-public proprietary company information including: information and materials related to proprietary products, services, experimental work, research, pricing information, business procedures, strategies, and methodologies, customer lists and business histories, analyses of customer information, and technical data and/or specifications related to your prior employer’s(s’) products.

(d)     Despite the confidentiality provisions in this agreement, you shall be immune from civil or criminal liability for disclosure of trade secrets in three situations: (1) where you disclose the trade secret in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney for the purpose of reporting or investigating a suspected violation of law; (2) where you disclose the trade secret in a sealed filing in a lawsuit or other proceeding; and/or (3) where you disclose the trade secret to your attorney in the course of pursuing a lawsuit where you allege retaliation for reporting a suspected violation of the law.

Terex Code of Ethics and Conduct
Terex is committed to an ethical business culture based on our Terex Way values, as described in the Terex Code of Ethics and Conduct (the “Code”). You agree that you will comply with all aspects of the Code during your employment with the Company.
Employment at Will
Nothing in this offer of employment should be construed, understood, or interpreted to mean, promise, guarantee, contract, or imply employment by Terex Corporation for any definite or specific length of time. Employment is strictly at will and you or the Company can end your employment at any time, for any reason not prohibited by law.

I want to thank you again for your strong commitment to Terex Corporation. We believe Terex has a very bright future and look forward to your continued strong contributions to Terex’s future.

Please indicate your acceptance of this offer by signing the enclosed copy and returning it to me at your earliest convenience.

Sincerely,

/s/ David A. Sachs________________
David A. Sachs
Lead Director

Accepted: /s/ Simon Meester__________
Simon Meester

Date Signed: 10/12/2023

cc: John L. Garrison